Exhibit 99.1

Jones Energy, Inc.

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands of dollars)	2014	2013

Assets
Current assets
Cash	$32,790	$23,820
Restricted Cash	97	45
Accounts receivable, net
Oil and gas sales	62,146	51,233
Joint interest owners	36,009	42,481
Other	2,313	16,782
Commodity derivative assets	13,077	8,837
Other current assets	3,120	2,392
Deferred tax assets	—	12
Total current assets	149,552	145,602
Oil and gas properties, net, at cost under the successful efforts method	1,533,704	1,297,228
Other property, plant and equipment, net	3,863	3,444
Commodity derivative assets	15,125	25,398
Other assets	18,950	15,006
Deferred tax assets	—	1,301
Total assets	$1,721,194	$1,487,979
Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$118,687	$89,430
Oil and gas sales payable	73,343	66,179
Accrued liabilities	43,506	10,805
Commodity derivative liabilities	988	10,664
Deferred tax liabilities	68	—
Asset retirement obligations	3,026	2,590
Total current liabilities	239,618	179,668
Long-term debt	270,000	658,000
Senior notes	500,000	—
Deferred revenue	13,669	14,531
Commodity derivative liabilities	1,010	190
Asset retirement obligations	9,642	8,373
Deferred tax liabilities	8,348	3,093
Total liabilities	1,042,287	863,855
Commitments and contingencies (Note 9)
Stockholders’ equity
Class A common stock, $0.001 par value; 12,576,612 shares issued and 12,554,010 shares outstanding at September 30, 2014 and 12,526,580 shares issued and outstanding at December 31, 2013	13	13
Class B common stock, $0.001 par value; 36,813,731 shares issued and outstanding at September 30, 2014 and 36,836,333 shares issued and outstanding at December 31, 2013	37	37
Treasury stock, at cost: 22,602 Class A shares at September 30, 2014 and 0 shares at December 31, 2013	(358)	—
Additional paid-in-capital	175,876	173,169
Retained earnings (deficit)	7,369	(2,186)
Stockholders’ equity	182,937	171,033
Non-controlling interest	495,970	453,091
Total stockholders’ equity	678,907	624,124
Total liabilities and stockholders’ equity	$1,721,194	$1,487,979

The accompanying notes are an integral part of these consolidated financial statements.

Jones Energy, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars except share data)	2014	2013	2014	2013

Operating revenues
Oil and gas sales	$99,707	$68,625	$303,370	$188,184
Other revenues	639	226	1,610	673
Total operating revenues	100,346	68,851	304,980	188,857
Operating costs and expenses
Lease operating	11,244	7,761	33,635	19,308
Production taxes	4,983	3,469	14,919	9,103
Exploration	266	853	3,278	1,458
Depletion, depreciation and amortization	47,965	30,529	130,521	82,552
Accretion of discount	206	170	573	434
General and administrative (including non-cash compensation expense)	6,925	13,974	18,723	25,611
Total operating expenses	71,589	56,756	201,649	138,466
Operating income	28,757	12,095	103,331	50,391
Other income (expense)
Interest expense	(11,849)	(7,148)	(34,659)	(23,427)
Net gain (loss) on commodity derivatives	41,163	(20,728)	(9,785)	4,444
Gain (loss) on sales of assets	30	(55)	97	(30)
Other income (expense), net	29,344	(27,931)	(44,347)	(19,013)
Income (loss) before income tax	58,101	(15,836)	58,984	31,378

Income tax provision (benefit)	5,871	(344)	6,550	(93)
Net income (loss)	52,230	(15,492)	52,434	31,471
Net income (loss) attributable to non-controlling interests	42,701	(14,623)	42,879	32,340
Net income (loss) attributable to controlling interests	$9,529	$(869)	$9,555	$(869)

Earnings per share:
Basic	$0.76	$(0.07)	$0.76	$(0.07)
Diluted	$0.76	$(0.07)	$0.76	$(0.07)
Weighted average shares outstanding:
Basic	12,508	12,500	12,503	12,500
Diluted	12,573	12,500	12,540	12,500

The accompanying notes are an integral part of these consolidated financial statements.

Jones Energy, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Unaudited)

	Common Stock				Treasury Stock		Additional			Total
	Class A		Class B		Class A		Paid-in-	Retained	Non-controlling	Stockholders’
(amounts in thousands)	Shares	Value	Shares	Value	Shares	Value	Capital	Earnings	Interest	Equity

Balance at December 31, 2013	12,500	$13	36,836	$37	—	$—	$173,169	$(2,186)	$453,091	$624,124

Vested restricted shares	27	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	2,707	—	—	2,707
Exchange of Class B shares for Class A shares	23	—	(23)	—	—	0	—	—	—	—
Treasury stock	(23)	—	—	—	23	(358)	—	—	—	(358)
Net income	—	—	—	—	—	—	—	9,555	42,879	52,434
Balance at September 30, 2014	12,527	$13	36,813	$37	23	$(358)	$175,876	$7,369	$495,970	$678,907

The accompanying notes are an integral part of these consolidated financial statements.

Jones Energy, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2014	2013

Cash flows from operating activities
Net income	$52,434	$31,471
Adjustments to reconcile net income to net cash provided by operating activities
Dry hole costs	2,952	—
Depletion, depreciation, and amortization	130,521	82,552
Accretion of discount	573	434
Amortization of debt issuance costs	6,129	2,003
Accrued interest expense	16,611	—
Stock compensation expense	2,707	10,379
Other non-cash compensation expense	380	2,592
Amortization of deferred revenue	(862)	(114)
Net loss (gain) on commodity derivatives	9,785	(4,444)
(Gain) loss on sales of assets	(97)	30
Deferred income taxes	6,637	(141)
Other - net	241	227
Changes in assets and liabilities
Accounts receivable	(4,961)	(23,359)
Other assets	631	643
Accounts payable and accrued liabilities	28,151	16,292
Net cash provided by operations	251,832	118,565
Cash flows from investing activities
Additions to oil and gas properties	(343,405)	(127,478)
Net adjustments to purchase price of properties acquired	15,709	—
Proceeds from sales of assets	99	629
Acquisition of other property, plant and equipment	(1,196)	(440)
Current period settlements of matured derivative contracts	(14,228)	7,680
Change in restricted cash	(52)	—
Net cash used in investing	(343,073)	(119,609)
Cash flows from financing activities
Proceeds from issuance of long-term debt	80,000	—
Repayment under long-term debt	(468,000)	(172,000)
Proceeds from senior notes	500,000	—
Proceeds from sale of common stock, net of expenses of $15.1 million	—	172,422
Purchases of treasury stock	(358)	—
Payment of debt issuance costs	(11,431)	(49)
Net cash provided by financing	100,211	373
Net increase (decrease) in cash	8,970	(671)
Cash
Beginning of period	23,820	23,726
End of period	$32,790	$23,055
Supplemental disclosure of cash flow information
Cash paid for interest	$10,787	$19,442
Cash paid for income taxes	155	—
Change in accrued additions to oil and gas properties	58,501	26,826
Current additions to ARO	1,205	499
Deferred offering costs	—	60
Noncash distribution to members	—	10,000

The accompanying notes are an integral part of these consolidated financial statements.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

1.                            Organization and Description of Business

Organization

Jones Energy, Inc. (the “Company”) was formed in March 2013 as a Delaware corporation to become a publicly-traded entity and the holding company of Jones Energy Holdings, LLC (“JEH”). As the sole managing member of JEH, Jones Energy, Inc. is responsible for all operational, management and administrative decisions relating to JEH’s business and consolidates the financial results of JEH and its subsidiaries.

JEH was formed as a Delaware limited liability company on December 16, 2009 through investments made by the Jones family and through private equity funds managed by Metalmark Capital and Wells Fargo Energy Capital. JEH acts as a holding company of operating subsidiaries that own and operate assets that are used in the exploration, development, production and acquisition of oil and natural gas properties.

Pursuant to the terms of a corporate reorganization that was completed in connection with the closing of Jones Energy, Inc.’s initial public offering (“IPO”) on July 29, 2013, the pre-IPO owners of JEH converted their existing membership interests in JEH into JEH units and amended the existing LLC agreement to, among other things, modify its equity capital to consist solely of JEH units and to admit Jones Energy, Inc. as the sole managing member of JEH. Jones Energy, Inc.’s certificate of incorporation authorizes two classes of common stock, Class A common stock and Class B common stock. Only Class A common stock was offered to investors pursuant to the IPO. The Class B common stock is held by the pre-IPO owners of JEH and can be exchanged (together with a corresponding number of JEH units) for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. The Class B common stock has no economic rights but entitles its holder to one vote on all matters to be voted on by the Company’s stockholders generally. As a result of the IPO, the pre-IPO owners retained 74.7% of the total economic interest in JEH, but with no voting rights or management power over JEH, resulting in the Company reporting this ownership interest as a non-controlling interest.

Description of Business

The Company is engaged in the acquisition, exploration, and production of oil and natural gas properties in the mid-continent United States. The Company’s assets are located within two distinct basins in the Texas Panhandle and Oklahoma, the Anadarko Basin and the Arkoma Basin, and are owned by JEH and its operating subsidiaries. The Company operates in one industry segment and all of its operations are conducted in one geographic area of the United States. The Company is headquartered in Austin, Texas.

Revision of Previously Issued Financial Statements

In conjunction with our year-end audit and the preparation of our annual Form 10-K, we identified an error in our previously issued financial statements which would have been material to our fourth quarter of 2013 if recorded as an out of period adjustment in such period. We recorded the adjustments on a quarterly basis in prior periods and therefore, revised our Consolidated Statement of Operations for the three and nine months ended September 30, 2013 to record $0.3 million and $0.7 million, respectively, of additional interest expense on obligations that are unrelated to our credit agreements discussed in Note 6 “Long-Term Debt”.

2.                            Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany transactions and balances have been eliminated in consolidation. The financial statements reported for September 30, 2014, and the three and nine-month periods then ended include the Company and all of its subsidiaries.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

These interim financial statements have not been audited.  However, in the opinion of management, all adjustments consisting of only normal and recurring adjustments necessary for a fair statement of the financial statements have been included. As these are interim financial statements, they do not include all disclosures required for financial statements prepared in conformity with GAAP. Interim period results are not necessarily indicative of results of operations or cash flows for a full year.

These consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all disclosures required by GAAP and should be read in conjunction with our most recent audited consolidated financial statements included in Jones Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

Use of Estimates

In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities, and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates. Changes in estimates are recorded prospectively.

Significant assumptions are required in the valuation of proved oil and natural gas reserves, which affect the Company’s estimates of depletion expense, impairment, and the allocation of value in our business combinations. Significant assumptions are also required in the Company’s estimates of the net gain or loss on commodity derivative assets, fair value associated with business combinations, and asset retirement obligations (“ARO”).

Oil and Gas Properties

The Company accounts for its oil and natural gas exploration and production activities under the successful efforts method of accounting. Oil and gas properties consisted of the following at September 30, 2014 and December 31, 2013:

	September 30,	December 31,
(in thousands of dollars)	2014	2013

Mineral interests in properties
Unproved	$103,482	$99,134
Proved	974,868	958,816
Wells and equipment and related facilities	955,570	609,748
	2,033,920	1,667,698
Less: Accumulated depletion and impairment	(500,216)	(370,470)
Net oil and gas properties	$1,533,704	$1,297,228

Costs to acquire mineral interests in oil and natural gas properties are capitalized. Costs to drill and equip development wells and the related asset retirement costs are capitalized. The costs to drill and equip exploratory wells are capitalized pending determination of whether the Company has discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are charged to expense. In some circumstances, it may be uncertain whether proved commercial reserves have been found when drilling has been completed. Such exploratory well drilling costs may continue to be capitalized if the anticipated reserve quantity is sufficient to justify its completion as a producing well and sufficient progress in assessing the reserves and the economic and operating viability of the project is being made. During the nine months ended September 30, 2014 we had no material capitalized costs associated with exploratory wells.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

The Company capitalizes interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. The Company did not capitalize any interest during the nine months ended September 30, 2014 as no projects lasted more than six months. Depletion of oil and gas properties amounted to $47.7 million and $129.7 million for the three and nine months ended September 30, 2014, respectively, and $30.3 million and $81.9 million for the three and nine months ended September 30, 2013, respectively.

Other Property, Plant and Equipment

Other property, plant and equipment consisted of the following at September 30, 2014 and December 31, 2013:

	September 30,	December 31,
(in thousands of dollars)	2014	2013

Leasehold improvements	$1,116	$1,060
Furniture, fixtures, computers and software	3,341	2,491
Vehicles	988	835
Aircraft	910	910
Other	219	134
	6,574	5,430
Less: Accumulated depreciation and amortization	(2,711)	(1,986)
Net other property, plant and equipment	$3,863	$3,444

Other property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the property, plant and equipment, which range from three years to ten years. Depreciation and amortization of other property, plant and equipment amounted to $0.3 million and $0.8 million during the three and nine months ended September 30, 2014, respectively, and $0.2 million and $0.6 million during the three and nine months ended September 30, 2013, respectively.

Commodity Derivatives

The Company records its commodity derivative instruments on the Consolidated Balance Sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings, unless specific hedge accounting criteria are met. During the nine month periods ended September 30, 2014 and 2013, the Company elected not to designate any of its commodity price risk management activities as cash-flow or fair value hedges. The changes in the fair values of outstanding financial instruments are recognized as gains or losses in the period of change.

Although the Company does not designate its commodity derivative instruments as cash-flow hedges, management uses those instruments to reduce the Company’s exposure to fluctuations in commodity prices related to its natural gas and oil production. Net gains and losses, at fair value, are included on the Consolidated Balance Sheet as current or noncurrent assets or liabilities based on the anticipated timing of cash settlements under the related contracts. Changes in the fair value of commodity derivative contracts are recorded in earnings as they occur and are included in other income (expense) on the Consolidated Statement of Operations. See Note 4 “Fair Value Measurement” for disclosure about the fair values of commodity derivative instruments.

Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) consist of future plugging and abandonment expenses on oil and natural gas properties.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

A summary of the Company’s ARO for the nine months ended September 30, 2014 is as follows:

(in thousands of dollars)
Balance at December 31, 2013	$10,963
Liabilities incurred	1,205
Accretion of discount	573
Liabilities settled due to sale of related properties	(54)
Liabilities settled due to plugging and abandonment	(55)
Change in estimate	36
Balance at September 30, 2014	12,668
Less: Current portion of ARO	(3,026)
Total long-term ARO at September 30, 2014	$9,642

Income Taxes

Following its IPO on July 29, 2013, the Company began recording a federal and state income tax liability associated with its status as a corporation. No provision for federal income taxes was recorded prior to the IPO because the taxable income or loss was includable in the income tax returns of the individual partners and members. The Company is also subject to state income taxes. The State of Texas includes in its tax system a franchise tax applicable to the Company and an accrual for franchise taxes is included in the financial statements when appropriate.

Income taxes are accounted for under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to be recovered or settled pursuant to the provisions of Accounting Standards Codification (“ASC”) ASC 740—Income Taxes. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records a valuation allowance if it is deemed more likely than not that all or a portion of its deferred income tax assets will not be realized. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by the Company and may be challenged by the taxation authorities. The Company follows ASC 740-10-25, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the “more likely than not” recognition threshold are recognized. The Company’s policy is to include any interest and penalties recorded on uncertain tax positions as a component of income tax expense. The Company’s unrecognized tax benefits or related interest and penalties are immaterial.

Tax Receivable Agreement

In conjunction with the IPO, the Company entered into a Tax Receivable Agreement (“TRA”) with JEH and the pre-IPO owners. Upon any exchange of JEH Units and Class B common stock of the Company for Class A common stock of the Company, the TRA provides for the payment by the Company, directly to such exchanging owners, of 85% of the amount of cash savings in income or franchise taxes that the Company realizes as a result of (i) the tax basis increases resulting from the exchange of JEH Units for shares of Class A common stock (or resulting from a sale of JEH Units for cash) and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

under the TRA. The Company will retain the benefit of the remaining 15% of the cash savings. Liabilities under the TRA will be recognized upon the exchange of shares. As of September 30, 2014, there had been no exchanges to date that resulted in a material liability.

Stock Compensation

JEH had a management incentive plan that provided membership-interest awards in JEH to members of senior management (“management units”). The management unit grants awarded prior to the initial filing of the registration statement in March 2013 had a dual vesting schedule and will be fully vested at December 31, 2014. All grants awarded after the initial registration statement but prior to the IPO have a vesting structure of either three or five equal annual installments and were valued at the IPO price, adjusted for equivalent shares. Both the vested and unvested management units were converted into JEH Units and shares of Class B common stock at the IPO date.

Under the Jones Energy, Inc. 2013 Omnibus Incentive Plan, established in conjunction with the Company’s IPO, the Company reserved 3,850,000 shares of Class A common stock for director and employee stock-based compensation awards.

In September 2013, the Company granted each of the four outside members of the Board of Directors 6,645 shares, and in September 2014, the Company granted each of the five outside members of the Board of Directors 5,486 shares of restricted Class A common stock under the Jones Energy, Inc. 2013 Omnibus Incentive Plan. The fair value of the restricted stock awards was based on the value of the Company’s Class A common stock on the date of grant and is expensed on a straight-line basis over the relevant vesting periods.

In May 2014, the Company granted performance unit and restricted stock unit awards to certain officers and employees under the Jones Energy, Inc. 2013 Omnibus Incentive Plan. The fair value of the performance units was based on the grant date fair value (using a Monte Carlo simulation model) and is expensed on a straight-line basis over the applicable three-year performance period. The number of shares of common stock issuable upon vesting of the performance unit awards ranges from zero to 200% based on the Company’s total shareholder return relative to an industry peer group over the applicable three-year performance period. The fair value of the restricted stock unit awards was based on the value of the Company’s Class A common stock on the date of grant and is expensed on a straight-line basis over the applicable three-year vesting period.

Refer to Note 7 “Stock-based Compensation” for additional information regarding the management units, performance units, and restricted stock unit awards.

Recent Accounting Pronouncements

We have considered all new accounting pronouncements and concluded there are no new pronouncements that may have a material impact on the  results of operations, financial condition or cash flows, based on current information.

3.                            Acquisition of Properties

No property acquisitions that would qualify as a business combination occurred during the nine months ended September 30, 2014.

On December 18, 2013, JEH closed on the purchase of certain oil and natural gas properties located in Texas and western Oklahoma from Sabine Mid-Continent, LLC, for an initial purchase price of $193.5 million (referred to herein as the “Sabine acquisition” or “Sabine”), subject to customary closing adjustments. The acquired assets include both producing properties and undeveloped acreage. The purchase was financed with borrowings under the senior secured credit facility.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

During the quarter ended June 30, 2014, the Company made a final determination with the sellers as to the purchase price resulting in a final purchase price of $179.2 million. The amount of the total purchase price allocated to undeveloped oil and gas properties was reduced by these adjustments. The adjustments were retroactively applied to our December 31, 2013 Consolidated Balance Sheet as a reduction to oil and gas properties and an increase in receivables. The adjusted purchase price is allocated as follows:

Adjusted
(in thousands of dollars)	Purchase Price

Oil and gas properties
Unproved	$32,964
Proved	147,024
Asset retirement obligations	(824)
Total purchase price	$179,164

This acquisition qualified as a business combination under ASC 805. The valuation to determine the fair value was principally based on the discounted cash flows of the producing and undeveloped properties, including projected drilling and equipment costs, recoverable reserves, production streams, future prices and operating costs, and risk-adjusted discount rates reflective of the current market. The determination of fair value is dependent on factors as of the acquisition date and the final adjustments to the purchase price.

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition on our results of operations for the three and nine months ended September 30, 2013. The unaudited pro forma results do not purport to represent what our actual results of operations would have been if the acquisition had been completed on January 1, 2013 or to project our results of operations for any future date or period.

	Three Months Ended September 30, 2013		Nine Months Ended September 30, 2013
(in thousands of dollars)	Actual	Pro Forma	Actual	Pro Forma

Total operating revenue	$68,851	$81,408	$188,857	$228,780
Total operating expenses	56,756	65,428	138,466	166,262
Operating income	12,095	15,980	50,391	62,518
Net income (loss)	(15,492)	(11,607)	31,471	43,598
Earnings per share	$(0.07)	$(0.02)	$(0.07)	$(0.02)

4.                            Fair Value Measurement

Fair Value of Financial Instruments

The Company determines fair value amounts using available market information and appropriate valuation methodologies. Fair value is the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

The Company enters into a variety of derivative financial instruments, which may include over-the-counter instruments, such as natural gas, crude oil, and natural gas liquid contracts. The Company utilizes valuation techniques that maximize the use of observable inputs, where available. If listed market prices or quotes are not published, fair value is determined based upon a market quote, adjusted by other market-based or independently sourced market data, such as trading volume, historical commodity volatility, and

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

counterparty-specific considerations. These adjustments may include amounts to reflect counterparty credit quality, the time value of money, and the liquidity of the market.

Counterparty credit valuation adjustments are necessary when the market price of an instrument is not indicative of the fair value because of the credit quality of the counterparty. Generally, market quotes assume that all counterparties have low default rates and equal credit quality. Therefore, an adjustment may be necessary to reflect the quality of a specific counterparty to determine the fair value of the instrument. The Company currently has all of its derivative positions placed and held by members of its lending group, which have strong credit quality.

Liquidity valuation adjustments are necessary when the Company is not able to observe a recent market price for financial instruments that trade in less active markets. Exchange traded contracts are valued at market value without making any additional valuation adjustments; therefore, no liquidity reserve is applied.

Valuation Hierarchy

Fair value measurements are grouped into a three-level valuation hierarchy. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the hierarchy is based upon the input that requires the highest degree of judgment in the determination of the instrument’s fair value. The three levels are defined as follows:

Level 1                  Pricing inputs are based on published prices in active markets for identical assets or liabilities as of the reporting date. The Company does not classify any of its financial instruments as Level 1.

Level 2                  Pricing inputs include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, as of the reporting date. Contracts that are not traded on a recognized exchange or are tied to pricing transactions for which forward curve pricing is readily available are classified as Level 2 instruments. These include natural gas, crude oil and some natural gas liquids price swaps and natural gas basis swaps.

Level 3                  Pricing inputs include significant inputs that are generally unobservable from objective sources. The Company classifies natural gas liquid swaps and basis swaps for which future pricing is not readily available as Level 3. The Company obtains estimates from independent third parties for its open positions and subjects those to the credit adjustment criteria described above.

The financial instruments carried at fair value as of September 30, 2014 and December 31, 2013, by consolidated balance sheet caption and by valuation hierarchy, as described above are as follows:

	September 30, 2014
	Fair Value Measurements
(in thousands of dollars)	(Level 1)	(Level 2)	(Level 3)	Total
Commodity Price Hedges

Current assets	$—	$13,176	$(99)	$13,077
Long-term assets	—	15,091	34	15,125
Current liabilities	—	712	276	988
Long-term liabilities	—	913	97	1,010

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

	December 31, 2013
	Fair Value Measurements
(in thousands of dollars)	(Level 1)	(Level 2)	(Level 3)	Total
Commodity Price Hedges

Current assets	$—	$8,837	$—	$8,837
Long-term assets	—	25,967	(569)	25,398
Current liabilities	—	10,188	476	10,664
Long-term liabilities	—	—	190	190

The following table represents quantitative information about Level 3 inputs used in the fair value measurement of the Company’s commodity derivative contracts as of September 30, 2014.

(fair value in thousands of dollars)	Quantitative Information About Level 3 Fair Value Measurements
Commodity Price Hedges	Fair Value	Valuation Technique	Unobservable Input	Range

Natural gas liquid swaps	$(438)	Use a discounted cash flow approach using inputs including forward price statements from counterparties	Natural gas liquid futures prices	$6.72 - $72.52

Significant increases/decreases in natural gas liquid futures in isolation would result in a significantly lower/higher fair value measurement. The following table presents the changes in the Level 3 financial instruments for the nine months ended September 30, 2014. Changes in fair value of Level 3 instruments represent changes in gains and losses for the periods that are reported in other income (expense). New contracts entered into during the year are generally entered into at no cost with changes in fair value from the date of agreement representing the entire fair value of the instrument. Transfers between levels are evaluated at the end of the reporting period.

(in thousands of dollars)	Level 3

Balance at December 31, 2013, net	$(1,235)
Purchases	(390)
Settlements	—
Transfers to Level 2	(74)
Transfers to Level 3	—
Changes in fair value	1,261
Balance at September 30, 2014, net	$(438)

Transfers from Level 3 to Level 2 represent all of the Company’s natural gas liquids and basis swaps for which observable forward curve pricing information has become readily available. There were no transfers to Level 3 for the nine months ended September 30, 2014.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The following table provides the fair value of financial instruments that are not recorded at fair value in the consolidated financial statements:

	September 30, 2014		December 31, 2013
(in thousands of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Debt:
Revolver	$270,000	$270,000	$498,000	$498,000
Term Loan	—	—	160,000	160,000
2022 Notes	500,000	500,000	—	—

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

The Revolver (as defined in Note 6) is categorized as Level 3 in the valuation hierarchy as the debt is not publicly traded and no observable market exists to determine the fair value; however, the carrying value of the Revolver approximates fair value, as it is subject to short-term floating interest rates that approximate the rates available to the Company for those periods.

The fair value of the 2022 Notes (as defined in Note 6) is based on pricing that is readily available in the public market. Accordingly, the 2022 Notes would be classified as Level 2 in the valuation hierarchy as the pricing is based on quoted market prices for similar debt securities in active markets.

Assets and liabilities acquired in business combinations are recorded at their fair value on the date of acquisition. Significant Level 3 assumptions associated with the calculation of future cash flows used in the analysis of fair value of the oil and gas property acquired include the Company’s estimate of future commodity prices, production costs, development expenditures, production, risk-adjusted discount rates, and other relevant data. Additionally, fair value is used to determine the inception value of the Company’s AROs. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from independent third parties for costs that would be incurred to restore leased property to the contractually stipulated condition. Additions to the Company’s ARO represent a nonrecurring Level 3 measurement.

The Company reviews its proved oil and gas properties for impairment purposes by comparing the expected undiscounted future cash flows at a producing field level to the unamortized capitalized cost of the asset. Significant assumptions associated with the calculation of future cash flows used in the impairment analysis include the Company’s estimate of future commodity prices, production costs, development expenditures, production, risk-adjusted discount rates, and other relevant data. Accordingly, the fair value of oil and gas properties used in estimating impairment represents a nonrecurring Level 3 measurement. The Company assessed its unproved properties for impairment as of September 30, 2014 and no impairments were noted. In the event of an impairment, charges are recorded on the Consolidated Statement of Operations. No impairment charges on the Company’s proved properties were recorded during the nine months ended September 30, 2014.

5.                            Derivative Instruments and Hedging Activities

The Company had various commodity derivatives in place to offset uncertain price fluctuations that could affect its future operations as of September 30, 2014 and December 31, 2013, as follows:

Hedging Positions

	September 30, 2014
				Weighted	Final
		Low	High	Average	Expiration

Oil swaps	Exercise price	$81.70	$101.53	$88.33
	Barrels per month	29,000	179,589	86,747	December 2017
Natural gas swaps	Exercise price	$3.88	$6.90	$4.57
	mmbtu per month	680,000	1,780,000	970,847	December 2018
Basis swaps	Contract differential	$(0.43)	$(0.11)	$(0.31)
	mmbtu per month	320,000	870,000	439,444	March 2016
Natural gas liquids swaps	Exercise price	$6.72	$95.24	$40.80
	Barrels per month	2,000	171,000	57,487	December 2017

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

	December 31, 2013
				Weighted	Final
		Low	High	Average	Expiration

Oil swaps	Exercise price	$81.70	$102.84	$89.03
	Barrels per month	29,000	161,613	96,149	December 2017
Natural gas swaps	Exercise price	$3.88	$6.90	$4.26
	mmbtu per month	510,000	1,290,000	830,275	December 2017
Basis swaps	Contract differential	$(0.43)	$(0.11)	$(0.34)
	mmbtu per month	320,000	690,000	467,037	March 2016
Natural gas liquids swaps	Exercise price	$6.72	$95.24	$32.98
	Barrels per month	2,000	118,000	46,646	December 2017

The Company recognized a net gain on derivative instruments of $41.2 million for the three months ended September 30, 2014, and a net loss of $9.8 million for the nine months ended September 30, 2014.  The Company recognized a net loss on derivative instruments of $20.7 million for the three months ended September 30, 2013 and a net gain of $4.4 million for the nine months ended September 30, 2013.

Offsetting Assets and Liabilities

As of September 30, 2014, the counterparties to our commodity derivative contracts consisted of seven financial institutions as we entered into some contracts with a new counterparty during the current year. All of our counterparties or their affiliates are also lenders under our credit facility. Therefore, we are not generally required to post additional collateral under our derivative agreements.

Our derivative agreements contain set-off provisions that state that in the event of default or early termination, any obligation owed by the defaulting party may be offset against any obligation owed to the defaulting party.

The following table presents information about our commodity derivative contracts that are netted on our Consolidated Balance Sheet as of September 30, 2014 and December 31, 2013:

(in thousands)	Gross Amounts of Recognized Assets / Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets / Liabilities Presented in the Balance Sheet	Gross Amounts Not Offset in the Balance Sheet	Net Amount
September 30, 2014
Commodity derivative contracts
Assets	$31,781	$(3,727)	$28,054	$148	$28,202
Liabilities	(5,725)	3,727	(1,998)	—	(1,998)
December 31, 2013
Commodity derivative contracts
Assets	$38,071	$(6,035)	$32,036	$2,199	$34,235
Liabilities	(14,347)	6,035	(8,312)	(2,542)	(10,854)

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

6.                            Long-Term Debt

Senior Notes

On April 1, 2014, JEH and its wholly-owned subsidiary, Jones Energy Finance Corp. (the “Issuers”), sold $500.0 million in aggregate principal amount of the Issuers’ 6.75% Senior Notes due 2022 (the “2022 Notes”). The Company used the net proceeds from the issuance of the 2022 Notes to repay all outstanding borrowings under the Term Loan ($160.0 million) and a portion of the borrowing under its Revolver ($308.0 million). The Company subsequently terminated its Term Loan in accordance with its terms. The 2022 Notes bear interest at a rate of 6.75% per year, payable semi-annually on April 1 and October 1 of each year beginning with October 1, 2014. As of September 30, 2014, the Company had $16.9 million in interest accrued related to the 2022 Notes.

The 2022 Notes are guaranteed on a senior unsecured basis by Jones Energy, Inc. and by all of its existing significant subsidiaries. The 2022 Notes will be senior in right of payment to any future subordinated indebtedness of the Issuers.

The Company may redeem the 2022 Notes at any time on or after April 1, 2017 at a declining redemption price set forth in the loan documents, plus accrued and unpaid interest.

The indenture governing the 2022 Notes contains covenants that limit the ability of the Company to incur additional indebtedness or issue certain preferred stock, pay dividends on capital stock, transfer or sell assets, make investments, create certain liens, enter into agreements that restrict dividends or other payments from the Company’s restricted subsidiaries to the Company, consolidate, merge or transfer all of the Company’s assets, engage in transactions with affiliates or create unrestricted subsidiaries. However, many of these covenants will be suspended if the Notes are rated investment grade by Standard & Poor’s or Moody’s.

Other Long-Term Debt

In December 2009, the Company entered into two credit agreements with Wells Fargo Bank N.A., the Senior Secured Revolving Credit Facility (the “Revolver”) and the Second Lien Term Loan (the “Term Loan”). On April 1, 2014, the Term Loan was terminated in connection with the issuance of the 2022 Notes. On November 6, 2014, the Company amended the Revolver to, among other things, increase the borrowing base under the Revolver from $550.0 million to $625.0 million until the next redetermination thereof, and extend the maturity date of the Revolver to November 6, 2019. The Company’s oil and gas properties are pledged as collateral for the outstanding borrowings under the Revolver.

Terms of the Revolver require the Company to pay interest on the loan on the earlier of the London InterBank Offered Rate (“LIBOR”) tranche maturity date or three months, with the entire principal and interest due on the loan maturity date. Borrowings may be drawn on the principal amount up to the maximum available credit amount. Interest on the Revolver is calculated at a base rate (LIBOR or prime), plus a margin of 0.50% to 2.50% based on the actual amount borrowed compared to the borrowing base amount and the base rate selected. For the three and nine months ended September 30, 2014, the average interest rates under the Revolver were 2.17% and 2.54%, respectively, on average outstanding balances of $261.0 million and $334.6 million, respectively. For the same periods in 2013, the average interest rates were 2.74% and 3.04%, respectively, on average outstanding balances of $330.6 million and $406.7 million, respectively.

Total interest and commitment fees under the Revolver and Term Loan were $1.8 million and $10.3 million for the three and nine months ended September 30, 2014 and $6.2 million and $20.7 million for the three and nine months ended September 30, 2013. $3.8 million in unamortized deferred financing costs were written off to interest expense during the first half of 2014 in connection with the repayment of the Term Loan.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

7.                            Stock-based Compensation

Management Units

Prior to the IPO, JEH granted membership-interest awards in JEH to members of senior management (“management units”) under a previously existing management incentive plan. These awards had various vesting schedules, and a portion of the management units vested in a lump sum at the IPO date. Both the vested and unvested management units were converted into JEH units and shares of Class B common stock at the IPO date. As of September 30, 2014, there were 377,251 unvested JEH units and shares of Class B common stock. The units/shares will become convertible into a like number of shares of Class A common stock upon vesting or forfeiture. The following table summarizes information related to the units/shares held by management as of September 30, 2014:

	JEH Units	Weighted Average Grant Date Fair Value per Share

Unvested at January 1, 2014	457,150	$12.46
Granted	4,772	15.00
Forfeited	(4,772)	15.00
Vested	(79,899)	15.00
Unvested at September 30, 2014	377,251	$11.92

Stock compensation expense associated with the management units amounted to $0.4 million and $1.2 million for the three and nine months ended September 30, 2014, respectively, and $9.9 million and $10.4 million for the three and nine months ended September 30, 2013, respectively, and is included in general and administrative expenses on the Company’s Consolidated Statement of Operations.

Restricted Stock Awards

On September 23, 2014, the Company granted restricted stock awards to non-employee members of the Board of Directors. Each of the five directors was awarded 5,486 restricted shares of Class A common stock, contingent on the director serving as a director of the Company for the relevant service period. The fair value of the awards was based on the value of the Company’s Class A common stock on the date of grant.

On September 4, 2013, the Company granted restricted stock awards to non-employee members of the Board of Directors. Each of the four directors was awarded 6,645 restricted shares of Class A common stock, contingent on the director serving as a director of the Company for a one-year service period from the date of grant. The fair value of the awards was based on the value of the Company’s Class A common stock on the date of grant. These awards fully vested in September 2014.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

The total number of shares awarded to the directors is as follows:

Director Restricted Stock Awards

	Restricted Stock Awards	Weighted Average Grant Date Fair Value per Share

Unvested at January 1, 2014	26,580	$15.05
Granted	27,430	18.77
Forfeited	—	—
Vested	(26,580)	15.05
Unvested at September 30, 2014	27,430	$18.77

Stock compensation expense associated with the Board of Directors awards for the three and nine months ended September 30, 2014 was $0.1 million and $0.3 million, respectively, and is included in general and administrative expenses on the Company’s Consolidated Statement of Operations.

Restricted Stock Unit Awards

During the nine months ended September 30, 2014, the Company granted 303,929 restricted stock unit awards to certain officers and employees of the Company. The fair value of the restricted stock unit awards was based on the value of the Company’s Class A common stock on the date of grant and is expensed on a straight-line basis over the applicable three-year vesting period. The total number of units awarded to the officers and employees is as follows:

Employee Restricted Stock Unit Awards

	Restricted Stock Unit Awards	Weighted Average Grant Date Fair Value per Share

Unvested at January 1, 2014	—	$—
Granted	303,929	17.17
Forfeited	(5,368)	17.07
Vested	—	—
Unvested at September 30, 2014	298,561	$17.18

Stock compensation expense associated with the employee restricted stock unit awards for the three and nine months ended September 30, 2014 was $0.4 million and $0.6 million, respectively, and is included in general and administrative expenses on the Company’s Consolidated Statement of Operations.

Performance Unit Awards

During the nine months ended September 30, 2014, the Company granted 201,318 performance unit awards to certain officers of the Company. Upon the completion of the applicable three-year performance period, each officer will vest in a number of performance units. The number of performance units in which each officer vests at such time will range from 0% to 200% based on the Company’s total shareholder return relative to an industry peer group over the applicable three-year performance period. Each vested performance unit is exchangeable for one share of the Company’s Class A common stock. The grant date fair value of the performance units was determined using a Monte Carlo simulation model, which results in an expected percentage of performance units earned. The fair value of the performance units is recognized on a straight-line basis over the applicable three-year performance period.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

The total number of units awarded to the officers is as follows:

Employee Performance Unit Awards

	Performance Unit Awards	Weighted Average Grant Date Fair Value per Share

Unvested at January 1, 2014	—	$—
Granted	201,318	21.65
Forfeited	—	—
Vested	—	—
Unvested at September 30, 2014	201,318	$21.65

Stock compensation expense associated with the performance unit awards for the three and nine months ended September 30, 2014 was $0.4 million and $0.6 million, respectively, and is included in general and administrative expenses on the Company’s Consolidated Statement of Operations.

The Monte Carlo simulation process is a generally accepted statistical technique used, in this instance, to simulate future stock prices for the Company and the components of the peer group. The simulation uses a risk-neutral framework along with the risk-free rate of return, the volatility of each entity, and the correlations of each entity with the other entities in the peer group. A stock price path has been simulated for the Company and each peer company and is used to determine the payout percentages and the stock price of the Company’s common stock as of the vesting date. The ending stock price is multiplied by the payout percentage to determine the projected payout, which is then discounted with the risk-free rate of return to the grant date to determine the grant date fair value for that simulation. When enough simulations are generated, the resulting distribution gives a reasonable estimate of the range of future expected stock prices.

The following assumptions were used for the Monte Carlo simulation model to determine the grant date fair value and associated compensation expense during the three and nine months ended September 30, 2014:

Stock Price(1)	$17.07
Beginning Average Stock Price(2)	$14.78
Expected Volatility(3)	46.95%
Risk-Free Rate of Return(4)	0.61%

(1) Based on the closing price of Jones Energy, Inc. Class A common stock on May 20, 2014.

(2) Based on the 10 trading days as of the beginning of the performance period.

(3) Based on the average historical volatilities over the most recent 2.62-year period for the Company and each peer company using daily stock prices through May 20, 2014. The measurement period reflects the 2.62 years remaining in the performance period as of the grant date.

(4) Based on the yield curve of U.S. Treasury rates as of May 20, 2014.

Based on these assumptions, the Monte Carlo simulation model resulted in a simulated fair value of $21.65 based on an expected percentage of performance units earned of 126.80%.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

8.                            Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) attributable to controlling interests by the weighted-average number of shares of Class A common stock outstanding during the period. Shares of Class B common stock are not included in the calculation of earnings per share because they are not participating securities and have no economic interest in the Company. Diluted earnings per share takes into account the potential dilutive effect of shares that could be issued by the Company in conjunction with stock awards that have been granted to directors and employees. In accordance with ASC 260, Earnings Per Share, awards of nonvested shares shall be considered outstanding as of the respective grant dates for purposes of computing diluted EPS even though the award is contingent upon vesting. For the three and nine months ended September 30, 2014, 201,318 relating to performance units were excluded from the calculation as they would have had an antidilutive effect. The following is a calculation of the basic and diluted weighted-average number of shares of Class A common stock outstanding and EPS for the three and nine months ended September 30, 2014.

(in thousands, except share data)	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Income (numerator):
Net income attributable to controlling interests	$9,529	$9,555

Weighted-average shares (denominator):
Weighted-average number of shares of Class A common stock - basic	12,508	12,503
Weighted-average number of shares of Class A common stock - diluted	12,573	12,540

Earnings per share:
Basic	$0.76	$0.76
Diluted	$0.76	$0.76

9.                            Commitments and Contingencies

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business.  The Company believes that the final disposition of such matters will not have a material adverse effect on its financial position, results of operations, or liquidity.

10.                     Income Taxes

Following its IPO, the Company began recording federal and state income tax liabilities associated with its status as a corporation. Prior to the IPO, the Company only recorded a provision for Texas franchise tax as the Company’s taxable income or loss was includable in the income tax returns of the individual partners and members. The Company will recognize a tax liability on its share of pre-tax book income, exclusive of the non-controlling interest. JEH is not subject to income tax at the federal level and only recognizes Texas franchise tax expense.

The Company’s effective tax rate for the three and nine months ended September 30, 2014 was 10.1% and 11.1%, respectively. The effective rate differs from the statutory rate of 35% primarily due to net income allocated to the non-controlling interest, percentage depletion, state income taxes, and other permanent differences. On a year to date basis, the difference in effective rate between reported periods reflects differences in the composition of estimated income and the Company’s tax expense in Texas.

The Company’s income tax provision was an expense of $5.9 million and $6.6 million for the three and nine months ended September 30, 2014, respectively, and benefit of $0.3 million and $0.1 million for the three and nine months ended September 30, 2013, respectively. See the table below for the allocation of the

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

income tax provision between the controlling and non-controlling interests. As of September 30, 2014, the Company did not have any uncertain tax positions requiring adjustments to its tax liability.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2014	2013	2014	2013

Jones Energy, Inc.	$5,197	$(375)	$5,395	$(375)
Non-controlling interest	674	31	1,155	282
Income tax provision (benefit)	$5,871	$(344)	$6,550	$(93)

The Company had deferred tax assets for its federal and state loss carryforwards at September 30, 2014 recorded in non-current deferred taxes. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of September 30, 2014, management determined that a valuation allowance was not required for the tax loss carryforwards as they are expected to be fully utilized before expiration.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

11. Subsidiary Guarantors

On April 1, 2014, JEH and its wholly-owned subsidiary, Jones Energy Finance Corp. (the “Issuers”), sold $500.0 million in aggregate principal amount of the Issuers’ 6.75% Senior Notes due 2022 (the “2022 Notes”).

The 2022 Notes are guaranteed on a senior unsecured basis by the Company and by all of JEH’s current subsidiaries (except Jones Energy Finance Corp. and two immaterial subsidiaries) and certain future subsidiaries, including any future subsidiaries that guarantee any indebtedness under the Company’s Revolver. Each subsidiary guarantor is 100% owned by JEH, and all guarantees are full, unconditional, and joint and several with all other subsidiary guarantees and the parent guarantee. Any subsidiaries of JEH other than the subsidiary guarantors and Jones Energy Finance Corp. are minor.

The Company is a holding company and has no independent assets or operations of its own.  The Company is the sole managing member of JEH and is responsible for all operational, management and administrative decisions related to JEH’s business. In accordance with JEH’s limited liability company agreement, the Company may not be removed as the sole managing member of JEH.

The Company currently holds approximately 25.3% of the economic interest in JEH, with the remaining 74.7% economic interest held by a group of investors that owned interests in JEH prior to the Company’s IPO (the “Existing Owners”). The Existing Owners have no voting rights with respect to their economic interest in JEH.

The Company has two classes of common stock, Class A common stock, which was sold to investors in the IPO, and Class B common stock.  Pursuant to the Company’s certificate of incorporation, each share of Class A common stock is entitled to one vote per share, and the shares of Class A common stock are entitled to 100% of the economic interests in the Company. Each share of Class B common stock has no economic rights in the Company, but entitles its holder to one vote on all matters to be voted on by the Company’s stockholders generally.

In connection with a reorganization that occurred immediately prior to the IPO, each Existing Owner was issued a number of shares of Class B common stock that is equal to the number of JEH Units that such Existing Owner holds. Holders of the Company’s Class A common stock and Class B common stock generally vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval. Accordingly, the Existing Owners collectively have a number of votes in the Company equal to the aggregate number of JEH Units that they hold.

The Existing Owners have the right, pursuant to the terms of an Exchange Agreement by and among the Company, JEH and each of the Existing Owners, to exchange their JEH Units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.  As a result, the Company expects that over time the Company will have an increasing economic interest in JEH as Class B common stock and JEH Units are exchanged for Class A common stock.  Moreover, any transfers of JEH Units outside of the Exchange Agreement (other than permitted transfers to affiliates) must be approved by the Company.  The Company intends to retain full voting and management control over JEH.

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Condensed Consolidating Statements of Operations

Nine Months Ended September 30, 2014

	Nine Months Ended September 30, 2014
(in thousands of dollars)	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues
Oil and gas sales	$—	$—	$303,370	$—	$—	$303,370
Other revenues	—	862	748	—	—	1,610
Total operating revenues	—	862	304,118	—	—	304,980
Operating costs and expenses
Lease operating	—	—	33,635	—	—	33,635
Production taxes	—	—	14,919	—	—	14,919
Exploration	—	—	3,278	—	—	3,278
Depletion, depreciation and amortization	—	—	130,453	68	—	130,521
Accretion of discount	—	—	573	—	—	573
General and administrative (including non-cash compensation expense)	—	3,403	15,253	67	—	18,723
Total operating expenses	—	3,403	198,111	135	—	201,649
Operating income	—	(2,541)	106,007	(135)	—	103,331
Other income (expense)
Interest expense	—	(33,662)	(997)	—	—	(34,659)
Net gain (loss) on commodity derivatives	—	(9,785)	—	—	—	(9,785)
Gain (loss) on sales of assets	—	—	97	—	—	97
Other income (expense), net	—	(43,447)	(900)	—	—	(44,347)
Income (loss) before income tax	—	(45,988)	105,107	(135)	—	58,984

Equity interest in Income	14,950	—	—	—	(14,950)	—

Income tax provision (benefit)	5,395	1,155	—	—	—	6,550

Net income (loss)	$9,555	$(47,143)	$105,107	$(135)	$(14,950)	$52,434
Net income (loss) attributable to non-controlling interests	—	—	—	—	42,879	42,879
Net income (loss) attributable to controlling interests	$9,555	—	—	—	—	$9,555

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Condensed Consolidating Statements of Operations

Three Months Ended September 30, 2014

	Three Months EndedSeptember 30, 2014
	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues
Oil and gas sales	$—	$—	$99,707	$—	$—	$99,707
Other revenues	—	336	303	—	—	639
Total operating revenues	—	336	100,010	—	—	100,346
Operating costs and expenses
Lease operating	—	—	11,244	—	—	11,244
Production taxes	—	—	4,983	—	—	4,983
Exploration	—	—	266	—	—	266
Depletion, depreciation and amortization	—	—	47,942	23	—	47,965
Accretion of discount	—	—	206	—	—	206
General and administrative (including non-cash compensation expense)	—	1,097	5,806	22	—	6,925
Total operating expenses	—	1,097	70,447	45	—	71,589
Operating income	—	(761)	29,563	(45)	—	28,757
Other income (expense)
Interest expense	—	(11,028)	(821)	—	—	(11,849)
Net gain (loss) on commodity derivatives	—	41,163	—	—	—	41,163
Gain (loss) on sales of assets	—	—	30	—	—	30
Other income (expense), net	—	30,135	(791)	—	—	29,344
Income (loss) before income tax	—	29,374	28,772	(45)	—	58,101

Equity interest in Income	14,726	—	—	—	(14,726)	—

Income tax provision (benefit)	5,197	674	—	—	—	5,871

Net income (loss)	$9,529	$28,700	$28,772	$(45)	$(14,726)	$52,230
Net income (loss) attributable to non-controlling interests	—	—	—	—	42,701	42,701
Net income (loss) attributable to controlling interests	$9,529	—	—	—	—	$9,529

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Condensed Consolidating Statements of Operations

Nine Months Ended September 30, 2013

	Nine Months Ended September 30, 2013
(in thousands of dollars)	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues
Oil and gas sales	$—	$—	$188,184	$—	$—	$188,184
Other revenues	—	—	673	—	—	673
Total operating revenues	—	—	188,857	—	—	188,857
Operating costs and expenses
Lease operating	—	—	19,308	—	—	19,308
Production taxes	—	—	9,103	—	—	9,103
Exploration	—	—	1,458	—	—	1,458
Depletion, depreciation and amortization	—	—	82,484	68	—	82,552
Accretion of discount	—	—	434	—	—	434
General and administrative (including non-cash compensation expense)	—	2,365	22,984	262	—	25,611
Total operating expenses	—	2,365	135,771	330	—	138,466
Operating income	—	(2,365)	53,086	(330)	—	50,391
Other income (expense)
Interest expense	—	(22,712)	(715)	—	—	(23,427)
Net gain (loss) on commodity derivatives	—	4,444	—	—	—	4,444
Gain (loss) on sales of assets	—	—	(30)	—	—	(30)
Other income (expense), net	—	(18,268)	(745)	—	—	(19,013)
Income (loss) before income tax	—	(20,633)	52,341	(330)	—	31,378

Equity interest in Income	(1,244)	—	—	—	1,244	—

Income tax provision (benefit)	(375)	282	—	—	—	(93)

Net income (loss)	$(869)	$(20,915)	$52,341	$(330)	$1,244	$31,471
Net income (loss) attributable to non-controlling interests	—				32,340	32,340
Net income (loss) attributable to controlling interests	$(869)	$—	$—	$—	$—	$(869)

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Condensed Consolidating Statements of Operations

Three Months Ended September 30, 2013

	Three Months Ended September 30, 2013
	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues
Oil and gas sales	$—	$—	$68,625	$—	$—	$68,625
Other revenues	—	—	226	—	—	226
Total operating revenues	—	—	68,851	—	—	68,851
Operating costs and expenses
Lease operating	—	—	7,761	—	—	7,761
Production taxes	—	—	3,469	—	—	3,469
Exploration	—	—	853	—	—	853
Depletion, depreciation and amortization	—	—	30,521	8	—	30,529
Accretion of discount	—	—	170	—	—	170
General and administrative (including non-cash compensation expense)	—	909	13,035	30	—	13,974
Total operating expenses	—	909	55,809	38	—	56,756
Operating income	—	(909)	13,042	(38)	—	12,095
Other income (expense)
Interest expense	—	(6,879)	(269)	—	—	(7,148)
Net gain (loss) on commodity derivatives	—	(20,728)	—	—	—	(20,728)
Gain (loss) on sales of assets	—	—	(55)	—	—	(55)
Other income (expense), net	—	(27,607)	(324)	—	—	(27,931)
Income (loss) before income tax	—	(28,516)	12,718	(38)	—	(15,836)

Equity interest in Income	(1,244)	—	—	—	1,244	—

Income tax provision (benefit)	(375)	31	—	—	—	(344)

Net income (loss)	$(869)	$(28,547)	$12,718	$(38)	$1,244	$(15,492)
Net income (loss) attributable to non-controlling interests	—	—	—	—	(14,623)	(14,623)
Net income (loss) attributable to controlling interests	$(869)	—	—	—	—	$(869)

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Condensed Consolidating Balance Sheet

September 30, 2014

	September 30, 2014
(in thousands of dollars)	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash	$100	$1,206	$31,414	$70	$—	$32,790
Restricted Cash	—	—	97	—	—	97
Accounts receivable, net
Oil and gas sales	—	—	62,146	—	—	62,146
Joint interest owners	—	—	36,009	—	—	36,009
Other	—	960	1,353	—	—	2,313
Commodity derivative assets	—	13,077	—	—	—	13,077
Other current assets	—	551	2,569	—	—	3,120
Intercompany receivable	1,518	1,139,561	—	—	(1,141,079)	—
Total current assets	1,618	1,155,355	133,588	70	(1,141,079)	149,552
Oil and gas properties, net, at cost under the successful efforts method	—	—	1,533,704	—	—	1,533,704
Other property, plant and equipment, net	—	—	3,044	819	—	3,863
Commodity derivative assets	—	15,125	—	—	—	15,125
Other assets	—	18,695	255	—	—	18,950
Investment in Subsidiaries	185,245	—	—	—	(185,245)	—
Total assets	$186,863	$1,189,175	$1,670,591	$889	$(1,326,324)	$1,721,194
Liabilities and Stockholders’ / Members’ Equity
Current liabilities
Trade accounts payable	$—	$625	$118,062	$—	$—	$118,687
Oil and gas sales payable	—	—	73,343	—	—	73,343
Accrued liabilities	—	17,022	26,484	—	—	43,506
Commodity derivative liabilities	—	988	—	—	—	988
Deferred tax liabilities	—	68	—	—	—	68
Asset retirement obligations	—	—	3,026	—	—	3,026
Intercompany payable	—	—	1,131,365	2,345	(1,133,710)	—
Total current liabilities	—	18,703	1,352,280	2,345	(1,133,710)	239,618
Long-term debt	—	270,000	—	—	—	270,000
Senior notes	—	500,000	—	—	—	500,000
Deferred revenue	—	13,669	—	—	—	13,669
Commodity derivative liabilities	—	1,010	—	—	—	1,010
Asset retirement obligations	—	—	9,642	—	—	9,642
Deferred tax liabilities	3,926	4,422	—	—	—	8,348
Total liabilities	3,926	807,804	1,361,922	2,345	(1,133,710)	1,042,287
Commitments and contingencies (Note 9)
Stockholders’ / members’ equity
Members’ equity	—	381,371	308,669	(1,456)	(688,584)	—
Class A common stock, $0.001 par value; 12,576,612 shares issued and 12,554,010 shares outstanding	13	—	—	—	—	13
Class B common stock, $0.001 par value; 36,813,731 shares issued and outstanding	37	—	—	—	—	37
Treasury stock, at cost: 22,602 Class A shares	(358)	—	—	—	—	(358)
Additional paid-in-capital	175,876	—	—	—	—	175,876
Retained earnings (deficit)	7,369	—	—	—	—	7,369
Stockholders’ / members’ equity	182,937	381,371	308,669	(1,456)	(688,584)	182,937
Non-controlling interest	—	—	—	—	495,970	495,970
Total stockholders’ / members’ equity	182,937	381,371	308,669	(1,456)	(192,614)	678,907
Total liabilities and stockholders’ / members’ equity	$186,863	$1,189,175	$1,670,591	$889	$(1,326,324)	$1,721,194

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Condensed Consolidating Balance Sheet

September 30, 2013

	September 30, 2013
(in thousands of dollars)	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash	$100	$1,160	$21,130	$665	$—	$23,055
Accounts receivable, net
Oil and gas sales	—	—	52,766	—	—	52,766
Joint interest owners	—	—	23,280	—	—	23,280
Other	—	—	818	—	—	818
Commodity derivative assets	—	14,681	—	—	—	14,681
Other current assets	—	434	1,253	—	—	1,687
Intercompany receivable	137	846,325	—	—	(846,462)	—
Total current assets	237	862,600	99,247	665	(846,462)	116,287
Oil and gas properties, net, at cost under the successful efforts method	—	—	1,080,054	—	—	1,080,054
Other property, plant and equipment, net	—	—	2,479	—	—	2,479
Commodity derivative assets	—	26,591	—	—	—	26,591
Other assets	—	14,110	1,235	—	—	15,345
Deferred tax assets	359	—	—	—	—	359
Investment in Subsidiaries	171,237	—	—	—	(171,237)	—
Total assets	$171,833	$903,301	$1,183,015	$665	$(1,017,699)	$1,241,115
Liabilities and Stockholders’ / Members’ Equity
Current liabilities
Trade accounts payable	$—	$446	$58,070	$—	$—	$58,516
Oil and gas sales payable	—	—	63,858	—	—	63,858
Accrued liabilities	—	1,685	8,207	—	—	9,892
Commodity derivative liabilities	—	10,424	—	—	—	10,424
Deferred tax liabilities	—	17	—	—	—	17
Asset retirement obligations	—	—	174	—	—	174
Intercompany payable	—	—	845,480	1,849	(847,329)	—
Total current liabilities	—	12,572	975,789	1,849	(847,329)	142,881
Long-term debt	—	438,000	—	—	—	438,000
Deferred revenue	—	14,886	—	—	—	14,886
Commodity derivative liabilities	—	511	—	—	—	511
Asset retirement obligations	—	—	10,025	—	—	10,025
Deferred tax liabilities	—	2,138	—	—	—	2,138
Total liabilities	—	468,107	985,814	1,849	(847,329)	608,441
Commitments and contingencies (Note 9)
Stockholders’ / members’ equity
Members’ equity	—	$435,194	197,201	(1,184)	(631,211)	—
Class A common stock, $0.001 par value; 12,526,580 shares issued and outstanding	13	—	—	—	—	13
Class B common stock, $0.001 par value; 36,836,333 shares issued and outstanding	37	—	—	—	—	37
Additional paid-in-capital	172,652	—	—	—	—	172,652
Retained earnings (deficit)	(869)	—	—	—	—	(869)
Stockholders’ / members’ equity	171,833	$435,194	197,201	(1,184)	(631,211)	171,833
Non-controlling interest	—	—	—	—	460,841	460,841
Total stockholders’ / members’ equity	171,833	435,194	197,201	(1,184)	(170,370)	632,674
Total liabilities and stockholders’ / members’ equity	$171,833	$903,301	$1,183,015	$665	$(1,017,699)	$1,241,115

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Consolidated Statements of Cash Flows  (Unaudited)

Nine Months Ended September 30, 2014

	Nine Months Ended September 30, 2014
(in thousands of dollars)	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities
Net income (loss)	$9,555	$(47,143)	$105,107	$(135)	$(14,950)	$52,434
Adjustments to reconcile net income to net cash provided by operating activities	(9,197)	(43,992)	237,502	135	14,950	199,398
Net cash (used in) / provided by operations	$358	(91,135)	342,609	—	—	$251,832
Cash flows from investing activities
Investment in subsidiary	—	—	—	—		—
Additions to oil and gas properties	—	—	(343,405)	—		(343,405)
Net adjustments to purchase price of properties acquired	—	—	15,709	—		15,709
Proceeds from sales of assets	—	—	99	—		99
Acquisition of other property, plant and equipment	—	—	(1,196)	—		(1,196)
Current period settlements of matured derivative contracts	—	(14,228)	—	—		(14,228)
Change in restricted cash	—	—	(52)	—		(52)
Net cash used in investing	—	(14,228)	(328,845)	—		(343,073)
Cash flows from financing activities
Proceeds from investment by JEI	—	—	—	—		—
Proceeds from issuance of long-term debt	—	80,000	—	—		80,000
Repayment under long-term debt	—	(468,000)	—	—		(468,000)
Proceeds from senior notes	—	500,000	—	—		500,000
Purchases of treasury stock	(358)	—	—	—		(358)
Payment of debt issuance costs	—	(11,431)	—	—		(11,431)
Net cash (used in) / provided by financing	$(358)	100,569	—	—		100,211
Net increase in cash	—	(4,794)	13,764	—		8,970
Cash
Beginning of period	100	6,000	17,650	70		23,820
End of period	$100	$1,206	$31,414	$70		$32,790

Jones Energy, Inc.

Notes to the Consolidated Financial Statements (Unaudited)

Jones Energy, Inc.

Consolidated Statements of Cash Flows  (Unaudited)

Nine Months Ended September 30, 2013

	Nine Months Ended September 30, 2013
(in thousands of dollars)	JEI(Parent)	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities
Net income (loss)	$(869)	$(20,915)	$52,341	$(330)	$1,244	$31,471
Adjustments to reconcile net income to net cash provided by operating activities	1,028	8,907	78,122	281	(1,244)	87,094
Net cash (used in) / provided by operations	159	(12,008)	130,463	(49)		118,565
Cash flows from investing activities
Investment in subsidiary	(172,481)	—	—	—	172,481	—
Additions to oil and gas properties	—	—	(127,478)	—		(127,478)
Net adjustments to purchase price of properties acquired	—	—	—	—		—
Proceeds from sales of assets	—	—	(15)	644		629
Acquisition of other property, plant and equipment	—	—	(440)	—		(440)
Current period settlements of matured derivative contracts	—	7,680	—	—		7,680
Change in restricted cash	—	—	—	—		—
Net cash (used in) / provided by investing	(172,481)	7,680	(127,933)	644	172,481	(119,609)
Cash flows from financing activities
Proceeds from investment by JEI	—	$172,481	—	—	(172,481)	—
Repayment under long-term debt	—	(172,000)	—	—		(172,000)
Proceeds from senior notes	—	—	—	—		—
Proceeds from sale of common stock, net of expenses of $15.1 million	172,422	—	—	—		172,422
Purchases of treasury stock	—	(49)	—	—		(49)
Payment of debt issuance costs	—	—	—	—		—
Net cash (used in) / provided by financing	172,422	432	—	—	(172,481)	373
Net increase in cash	100	(3,896)	2,530	595		(671)
Cash
Beginning of period	—	5,056	18,600	70		23,726
End of period	$100	$1,160	$21,130	$665		$23,055